Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR END 2014

MotionCare™ success in the market and Productivity Improvements Lead to Strong

Growth in Both Revenue and Adjusted EBITDA

SAN DIEGO, CA, February 20, 2015 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the fourth quarter and fiscal year ended December 31, 2014.

Fourth Quarter Results

DJOFL achieved net sales for the fourth quarter of 2014 of $327.1 million, reflecting sales per day, constant currency growth of 4.3%, compared with net sales of $313.6 million for the fourth quarter of 2013.

Adjusted EBITDA for the fourth quarter of 2014 was $82.0 million, or 25.1% of net sales, reflecting 10.5% growth when compared with Adjusted EBITDA of $74.2 million, or 23.7% of net sales, for the fourth quarter of 2013.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s amended senior secured credit facilities (“Amended Senior Credit Facilities”) and the indentures governing its 8.75% second priority senior secured notes, its 9.875% and 7.75% senior notes and its 9.75% senior subordinated notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

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For the fourth quarter of 2014, DJOFL reported a net loss attributable to DJOFL of $7.4 million, compared to a net loss of $131.8 million for the fourth quarter of 2013. As detailed in the attached financial tables, the results for the current and prior year fourth quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments.

Year-to-Date Results

DJOFL achieved net sales of $1,229.2 million for the twelve months ended December 31, 2014, reflecting growth of 4.6% compared to net sales of $1,175.5 million for the twelve months ended December 31, 2013. Net sales for the twelve months of 2014 were unfavorably impacted by changes in foreign currency exchange rates aggregating $3.0 million compared to the rates in effect in the twelve months of 2013. In constant currency, net sales for the twelve months of 2014 increased by 4.8% compared to the twelve months of 2013.

For the twelve months of 2014, DJOFL reported a net loss attributable to DJOFL of $90.5 million, compared to a net loss attributable to DJOFL of $203.5 million for the twelve months of 2013. As detailed in the attached financial tables, the results for the current and prior year twelve month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

Adjusted EBITDA for the twelve months of 2014 was $282.3 million, or 23.0% of net sales, compared to Adjusted EBITDA of $264.7 million, or 22.5% of net sales, for the twelve months of 2013, reflecting growth of 6.6%.

“We are pleased to end 2014 with full year constant currency growth in net sales of 4.8% and leveraged Adjusted EBITDA growth of 6.6%.” said Mike Mogul, DJO’s President and Chief Executive Officer. “I want to especially congratulate our Bracing and Vascular, Surgical Implant and International teams, for delivering strong organic growth of 6.0%, 15.0% and 9.8%, respectively, in 2014.”

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“We are also pleased to report strong Adjusted EBITDA results for the fourth quarter with approximately 11% growth, due primarily to the contribution margin from increasing revenue and the impact of continuous improvement projects in both the cost of goods and operating expense areas,” said Mogul.

“Having just finished a highly successful global sales meeting, we continue to be very optimistic about the building momentum of providing MotionCare™ products, in order to keep arthritis sufferers moving.”

“We have a very exciting slate of new products for 2015 that we will begin to launch late in the first quarter. We expect these new products and other ongoing commercial initiatives to drive continued top line growth and we are targeting total company full year constant currency revenue and adjusted EBITDA growth rates of mid single digits for the full 2015 year. Based on current foreign currency rates, we expect sales for the full year of 2015 to be negatively impacted by approximately 300bps. ”

Sales by Business Segment

Net sales for DJO’s Bracing and Vascular segment were $137.6 million in the fourth quarter of 2014, reflecting growth of 5.9% on a sales per day basis, compared to the fourth quarter of 2013, driven by strong contribution from the sales of new products and improving sales execution. For the full year of 2014, net sales for the Bracing and Vascular segment were $504.6 million and increased 6.0% over the full year of 2013.

Net sales for DJO’s Recovery Sciences segment were $80.3 million in the fourth quarter of 2014, reflecting a contraction of 5.3% on a sales per day basis, compared to the fourth quarter of 2013, primarily due to the slower than anticipated sales in the EMPI and Regeneration business units. For the full year of 2014, net sales for the Recovery Sciences segment were $299.1 million and contracted 4.5% from net sales for the full year of 2013.

Fourth quarter net sales within the International segment were $81.8 million. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period, net sales for the third quarter of 2014 increased 9.9% on a sales per day basis from the fourth quarter of 2013. For the full year of 2014, net sales for the International segment were $325.3 million and increased 9.8% on a constant currency basis over sales for the full year of 2013.

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Net sales for the Surgical Implant segment were $27.3 million for the fourth quarter of 2014, reflecting growth of 11.0% on a sales per day basis over net sales in the fourth quarter of 2013, driven by strong sales of each of the Company’s shoulder, knee and hip product lines. For the full year of 2014, net sales for the Surgical Implant segment were $100.1 million and increased 15.0% over 2013.

As of December 31, 2014, the Company had cash balances of $31.1 million and available liquidity of $82.5 million under its $100 million revolving credit facility.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1:00 pm, Eastern Time today, February 20, 2015. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its growth in revenue and Adjusted EBITDA and its opportunities to improve commercial execution and to develop new products and services. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the successful execution of the Company’s business

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strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s acquisition strategies; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on February 25, 2014. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net sales	$327,054	$313,586	$1,229,166	$1,175,457
Costs and operating expenses:
Cost of sales (exclusive of amortization, see note 1)	129,626	125,621	495,397	471,665
Selling, general and administrative	124,240	129,098	499,205	477,990
Research and development	9,242	9,472	37,742	33,221
Amortization of intangible assets	22,779	23,944	93,071	95,539
Impairment of goodwill	—	102,000	—	102,000
Impairment of intangible assets	—	4,600	—	4,600

	285,887	394,735	1,215,415	1,185,015

Operating income (loss)	41,167	(81,149)	103,751	(9,558)
Other (expense) income:
Interest expense, net	(43,773)	(44,247)	(174,291)	(177,542)
Gain (loss) on modification and extinguishment of debt	81	—	(938)	(1,059)
Other expense, net	(2,262)	(752)	(5,194)	(1,287)

	(45,954)	(44,999)	(180,423)	(179,888)

Loss before income taxes	(4,787)	(126,148)	(76,672)	(189,446)
Income tax provision	(2,262)	(5,271)	(12,890)	(13,116)

Net loss	(7,049)	(131,419)	(89,562)	(202,562)
Net income attributable to non-controlling interests	(323)	(367)	(972)	(890)

Net loss attributable to DJO Finance LLC	$(7,372)	$(131,786)	$(90,534)	$(203,452)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $8,388 and $34,368 for the three and twelve months ended December 31, 2014 and $8,757 and $35,125 for the three and twelve months ended December 31, 2013, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$31,144	$43,578
Accounts receivable, net	188,060	185,088
Inventories, net	175,340	154,983
Deferred tax assets, net	24,598	27,527
Prepaid expenses and other current assets	17,172	27,951

Total current assets	436,314	439,127
Property and equipment, net	120,107	107,829
Goodwill	1,141,188	1,149,331
Intangible assets, net	868,031	958,993
Other assets	32,853	39,499

Total assets	$2,598,493	$2,694,779

Liabilities and Deficit
Current liabilities:
Accounts payable	$62,960	$56,374
Accrued interest	29,600	29,682
Current portion of debt and capital lease obligations	8,975	8,620
Other current liabilities	99,145	109,472

Total current liabilities	200,680	204,148
Long-term debt and capital lease obligations	2,261,941	2,251,167
Deferred tax liabilities, net	243,123	242,028
Other long-term liabilities	14,365	16,718

Total liabilities	2,720,109	2,714,061

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	839,781	838,769
Accumulated deficit	(952,412)	(861,878)
Accumulated other comprehensive (loss) income	(11,603)	1,183

Total membership deficit	(124,234)	(21,926)
Noncontrolling interests	2,618	2,644

Total deficit	(121,616)	(19,282)

Total liabilities and deficit	$2,598,493	$2,694,779

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net sales:
Bracing and Vascular	$137,613	$128,037	$504,590	$476,492
Recovery Sciences	80,332	83,370	299,122	312,783
Surgical Implant	27,297	24,198	100,139	87,088
International	81,812	77,981	325,315	299,094

	$327,054	$313,586	$1,229,166	$1,175,457

Operating Income (Loss):
Bracing and Vascular	$31,087	$23,505	$102,933	$86,447
Recovery Sciences	25,030	23,527	84,322	83,028
Surgical Implant	4,290	3,259	12,712	8,669
International	16,186	15,429	62,304	57,515
Expenses not allocated to segments and eliminations	(35,426)	(146,869)	(158,520)	(245,217)

	$41,167	$(81,149)	$103,751	$(9,558)

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DJO Finance LLC

Adjusted EBITDA

For the Three and Twelve Months Ended December 31, 2014 and December 31, 2013

(unaudited)

Our Amended Senior Secured Credit Facilities, consisting of a $884.6 million term loan and a $100.0 million revolving credit Facilities, under which $17.0 million was outstanding as of December 31, 2014, and the Indentures governing our $330.0 million of 8.75% second priority senior secured notes, $440.0 million of 9.875% senior notes, $300.0 million of 7.75% senior notes, and $300.0 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our Amended Senior Secured Credit Facilities, we are required to maintain a specified first lien net leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the first lien net leverage ratio under our Amended Senior Secured Credit Facilities, we would be in default. Upon the occurrence of an event of default under the Amended Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under the Amended Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Amended Senior Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Amended Senior Secured Credit Facilities. Any acceleration under the Amended Senior Secured Credit Facilities would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Amended Senior Secured Credit Facilities and the Indentures governing our 8.75% second priority senior secured notes, 9.875% senior notes, 7.75% senior notes and our 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Amended Senior Secured Credit Facilities and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Amended Senior Secured Credit Facilities and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net loss and Adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2014	2013	2014	2013
Net loss attributable to DJO Finance LLC	$(7,372)	$(131,786)	$(90,534)	$(203,452)
Interest expense, net	43,773	44,247	174,291	177,542
Income tax provision	2,263	5,271	12,890	13,116
Depreciation and amortization	32,183	32,943	128,810	128,666
Non-cash charges (a)	(519)	107,431	(142)	107,723
Non-recurring and integration charges (b)	7,355	13,174	42,558	30,600
Other adjustment items (c)	4,323	2,937	14,383	10,500

Adjusted EBITDA	$82,006	$74,217	$282,256	$264,695

(a)	Non-cash charges are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2014	2013	2014	2013
Stock compensation expense	$595	$611	$1,869	$2,155
Impairment of goodwill and intangible assets	—	106,600	—	106,600
Loss (gain) on disposal of fixed assets and assets held for sale, net	368	230	(761)	536
Purchase accounting adjustments (1)	(1,482)	(10)	(1,250)	(1,568)

Total non-cash charges	$(519)	$107,431	$(142)	$107,723

(1)	Purchase accounting adjustments for the twelve months ended December 31, 2014 consist of $0.2 million of amortization of fair market value inventory adjustments, net of $1.5 million in adjustments to the contingent consideration for Speetec. Purchase accounting adjustments for the twelve months ended December 31, 2013 consist of $0.9 million of amortization of fair market value inventory adjustments, net of $2.5 million in adjustments to the contingent consideration for Exos.

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(b)	Non-recurring and integration charges are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2014	2013	2014	2013
Integration charges:
Global business unit reorganization and integration	$1,549	$2,821	$10,030	$7,077
Acquisition related expenses and integration (1)	9	155	331	1,863
CFO transition	—	287	227	1,673
Litigation and regulatory costs and settlements, net (2)(3)	1,257	(894)	5,752	3,906
Other non-recurring items (4)(5)	3,329	8,630	20,351	10,531
Automation projects	1,211	2,175	5,867	5,550

Total non-recurring and integration charges	$7,355	$13,174	$42,558	$30,600

(1)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.
(2)	For the twelve months ended December 31, 2014, litigation and regulatory costs consisted of $0.9 million in litigation costs related to ongoing product liability issues related to our discontinued pain pump products and $4.9 million related to other litigation and regulatory costs and settlements.
(3)	For the twelve months ended December 31, 2013, litigation and regulatory costs consisted of $3.1 million in litigation costs related to ongoing product liability issues related to our discontinued pain pump products, $3.7 million related to other litigation and regulatory costs and settlements, net of $2.0 million received related to an indemnity claim from a third party pain pump manufacturer and a settlement with its insurance carrier, and a $0.9 million favorable cost estimate adjustment for the post-market surveillance study required by the FDA related to our discontinued metal-on-metal hip implant products.
(4)	For the twelve months ended December 31, 2014, other non-recurring items consist of $1.7 million in incremental Empi bad debt expense related to the Medicare CLBP decision, $13.7 million in specifically identified non-recurring operational and regulatory projects, $2.2 million in expenses related to our Tunisia factory fire and $2.8 million in professional fees and other non-recurring charges.
(5)	For the twelve months ended December 31, 2013, other non-recurring items consist of $5.8 million in incremental Empi bad debt expense related to the Medicare CLBP decision, $1.9 million in specifically identified non-recurring operational and regulatory projects, $0.9 million in expenses related to our Tunisia factory fire and $2.0 million in professional fees and other non-recurring charges.

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(c)	Other adjustment items are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2014	2013	2014	2013
Blackstone monitoring fees	$1,750	$1,750	$7,000	$7,000
Non-controlling interests	323	366	972	890
(Gain) Loss on modification and extinguishment of debt (1)	(81)	—	938	1,059
Other (2)	2,331	821	5,473	1,551

Total other adjustment items	$4,323	$2,937	$14,383	$10,500

(1)	Loss on modification and extinguishment of debt for the twelve months ending December 31, 2014 consists of $0.3 million of arrangement and amendment fees and other fees and expenses incurred in connection with the amendment of our senior secured credit facilities and $0.6 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our original term loans which were extinguished. Loss on modification and extinguishment of debt for the twelve months ending December 31, 2013 consists of $0.9 million in arrangement and amendment fees and other fees and expenses incurred in connection with the March 2013 amendment of our senior secured credit facilities and $0.2 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with term loans which were extinguished.
(2)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

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